Exhibit 1.20

THIS OFFER (AS DEFINED BELOW) IS MADE WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

Davide Campari-Milano S.p.A.
Registered office in via Franco Sacchetti 20, 20099 Sesto San Giovanni (MI)
Share Capital Euro 58,080,000
Milan Monza Brianza and Lodi Companies’ Register
Tax ID No. 06672120158

NOTICE TO SHAREHOLDERS

Notice of rights’ offer pursuant to Article 2437-quater, paragraph 2, of the Italian Civil Code

Whereas:

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the extraordinary meeting of shareholders of Davide Campari-Milano S.p.A. (Campari), held on 27 March 2020, approved the transfer of Campari’s registered office to Amsterdam (the Netherlands), with simultaneous transformation of Campari into a Naamloze Vennootschap (N.V) (Transaction);

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shareholders who were entitled and did not participate in the adoption of the resolution on the Transaction had the right to withdraw by means of a notification to be transmitted to Campari within and no later than 14 April 2020 providing for the number of shares in relation to which the withdrawal right was being exercised, pursuant to Article 2347-bis of the Italian Civil Code and in accordance with the terms and conditions provided by the notice made available by Campari in accordance with law;

●
the withdrawal price of the shares in relation to which the withdrawal right was exercised has been established pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code, and is equal to Euro 8.376 per share;

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the withdrawal right was validly exercised in relation to aggregate No. 46,007,717 Campari shares (the Shares) which, pursuant to Article 2437-quater of the Italian Civil Code, must be offered at the withdrawal price, on an option right and pre-emptive right basis, to shareholders who did not exercise their withdrawal right;

●
the rights’ offer of the Shares, as described in the present notice (the Offer), is filed with the Companies’ Register of Milan and is made available on the corporate website of Campari on 21 May 2020, and will be published on the daily newspaper ‘MF-Milano Finanza’ dated 22 May 2020.

Terms and Conditions of the Offer

Shares are offered, all at the same conditions, to shareholders of Campari who are entitled and did not validly exercise their withdrawal right, pro rata based on the number of shares held at the closing of business on 25 May 2020 (record date): therefore, one option right is granted to each of such shares (jointly, the Rights).

The rights’ offer ratio is equal to No. 1 Share for every No. 24 Rights available. Such ratio may be subject to amendments in case any withdrawal notifications, transmitted within the expiration of the period provided pursuant to the law (i.e., within 14 April 2020), have not yet been received by Campari; prompt disclosure of any such amendments will be given by means of a press release to be made available on the corporate website of Campari (www.camparigroup.com).

The Rights, represented by coupon No. 5, cannot be traded and can be exercised only for a whole number of Shares. The number of Shares that can be purchased based on the Rights exercised will be rounded down to the nearest whole number (or will be rounded up to the nearest whole number, but only in the case where the result is lower than 1 Share).

The offer price is equal to Euro 8.376 for each Share (the Offer Price).

The period provided for the Offer, within which, subject to forfeiture, entitled shareholders of Campari may exercise the Rights (the Offer Period), will start running on 22 May and will expire on 21 June 2020, both inclusive.

In order to validly adhere to the Offer, entitled shareholders of Campari will have to transmit to their respective intermediaries, with which they hold their shares registered, a specific form (which is available on the corporate website of Campari (www.camparigroup.com) and has been made available by Campari to the intermediaries through Monte Titoli S.p.A.) (the Form), duly filled in and signed.

Settlement of the above offer and sale procedure, as well as the payment of any due amount, are conditional upon completion of the Transaction.

Pre-emptive right, allotment and distribution of the Shares

Shareholders exercising the Rights will also be entitled to exercise their pre-emptive right to purchase, at the Offer Price, any Shares remained unsold at the end of the Offer Period (the Residual Shares), provided that they so request in the Form simultaneously to the exercise of their Rights. For this purpose, the maximum number of Residual Shares for which the pre-emptive right is exercised must be indicated in the specific section of the Form.

Residual Shares will be allotted to shareholders who will have exercised their pre-emptive right up to the maximum number indicated. Should the number of Residual Shares requested under the pre-emptive right be greater than the number of Residual Shares, an allotment will be made among all shareholders exercising their pre-emptive right, pro rata to the number of Rights exercised.

Results of the rights’ offer and settlement of the purchased shares

Campari will publish the results of the Offer, inclusive of the exercise of the pre-emptive rights (if any), by means of a press release to be published on the corporate website of Campari (www.camparigroup.com) and in accordance with applicable laws. Such press release will also include the terms and conditions for the settlement of the Shares, provided that the settlement of the purchased Shares, to be managed by Monte Titoli S.p.A., is subject to completion of the Transaction.

The number of Shares allotted to shareholders adhering to the Offer, who exercised their Rights and their pre-emptive right (if any), will be notified to the relevant shareholders by their respective intermediaries, within the terms and in accordance with the procedures applied by the latter.

It is hereby further recalled that, if the Transaction is not consummated, (i) withdrawing shareholders will re-gain possession of the Shares, which will be freely disposable, and (ii) the amounts allocated to the payment of the Shares will be returned to the respective shareholders exercising their Rights and their pre-emptive rights (if any).

Restrictions

The Rights and the Shares offered within the Offer (also on a pre-emptive right basis) pursuant to Italian law are not, and will not be, offered or sold in those jurisdictions where the Offer would be prohibited by the applicable law without a specific authorization or exemption. The Shares and the Rights are not registered in the United States of America under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered, sold, pledged, taken up, exercised, resold, renounced, transferred or delivered, directly or indirectly, into or within the United States absent registration under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act, and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. The above is, in any case, without prejudice to the non-negotiability of the Rights.

21 May 2020

NEITHER THIS DOCUMENT OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW .